                                                                    EXHIBIT 10.6

        AGREEMENT made this 7th day of March, 1983 between Nortek, Inc., of Cranston, Rhode Island, (the "Company") and Richard J. Harris (the "Employee"),

        WITNESSETH:

        WHEREAS, the Employee has experience and knowledge in the conduct of the Company's business, and his services are of substantial value to the Company, and as incentive for him to render continuing services to the Company the Company wishes to offer him additional financial inducement beyond his normal compensation; and

        WHEREAS, the Employee wishes to continue in the employ of the Company;

        NOW, THEREFORE, it is mutually agreed as follows;

        1. NORMAL BENEFITS.

        Subject to the terms hereof, the Company will pay to the Employee the sum of $1,833.33 per month for a period of 180 consecutive months ("Normal Benefits") beginning on the first day of the month coinciding with or next following the later of (a) the Employee's attainment of age sixty-five or (b) his retirement from the employ of the Company.

        2. EARLY BENEFITS.

        If at any time after the Employee attains age 60 he is for any reason (including termination of service prior to age 60) no longer in the employ of the Company, he may request that the Company, by approval of a committee appointed by the Board of Directors (the "Committee") commence the benefits payable to him hereunder on the first day of any month. However, if approval is given and payment begins before he attains age 65, his benefits ("Early Benefits") will be his Normal Benefits reduced equally over the 180 payments by 15%. This Committee shall not unreasonably withhold approval of a request for Early Benefits.

        3. TERMINATION OF SERVICE.

        If the Employee's service with the Company terminates for any reason prior to the earliest of (a) the date on which he attains age 65, (b) the date of his death, (c) the date in which the Company determines that he is totally disabled or (d) July 19, 1996 (the earliest such date hereinafter referred to as his "Vesting Date"), neither he nor any other person will have any rights, or be entitled to any benefits, under this Agreement, and the Agreement will be terminated. If the Employee's service
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                                     -2-


with the Company terminates for any reason on or after his Vesting Date but prior to his eligibility for Normal or Early Benefits, he or his beneficiary will nonetheless become entitled to the appropiate benefits provided herein at such time as those benefits would otherwise have been payable.

        4. DISABILITY BENEFITS.

        If the employee becomes totally and permanently disabled prior to the commencement of any benefits hereunder, he will be entitled to receive Normal Benefits beginning on the first day of the month coinciding with or next following the date on which the Board of Directors of the Company determines that he has become so disabled. Such benefits will be in lieu of all other benefits hereunder. If the Employee becomes disabled after commencement of his Normal Benefits or Early Benefits, such Normal or Early Benefits will continue unchanged subject to the other provisions of this Agreement.

        5. DEATH BENEFITS.

           (a) If the Employee dies prior to commencement of any benefits hereunder, his beneficiary or beneficiaries will be entitled to Normal Benefits beginning as soon as practicable after the Employee's death. If the Employee dies after commencement of Normal Benefits (including those payable by reason of disability), such Normal Benefits will continue unchanged (and to the extent reasonably practicable, uninterrupted), but will be paid to his beneficiary or beneficiaries, subject to the other provisions of this Agreement. In no event will (i) the sum of (A) the aggregate amount paid to all beneficiaries by reason of this paragraph 5 and (B) the amount of any benefits paid to the Employee before his death exceed (ii) the amount of benefits which would have been paid to the Employee had he lived.

        (b) The Employee may, by written notice to the Company, designate a beneficiary or beneficiaries (including a trust or trusts) to receive any benefits due under subparagraph (a) above and the proportionate share to be paid to each beneficiary if he designates more than one. If he designates only one beneficiary, he may designate a contingent beneficiary. Any installments payable will be paid to his beneficiary or beneficiares as provided in subparagraph (a) above. If he has designated more than one beneficiary, the installments will be divided among the beneficiaries in any proportions designated by the Employee, and equally if no proportions have been designated. If more than one beneficiary has been designated, and a beneficiary dies, any remaining payments due to the deceased beneficiary will thereafter be divided equally among the surviving beneficiaries. If only one beneficiary has been designated and that beneficiary dies, any remaining installments will be paid to the contingent beneficiary. If, after the
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                                     -3-

Employee has died and the Company is ready to begin payment of benefits hereunder, there is no living beneficiary or contingent beneficiary, the benefits will be paid to the Employee's estate, provided there is one or more living individual beneficiary of such estate. If a beneficiary or contingent beneficiary who has begun to receive payments after the death of the Employee dies and there is no remaining beneficiary or contingent beneficiary, any remaining installments will be paid to such deceased beneficiary's estate, provided that there is one or more living individual beneficiary of such estate.

        6. REVIEW OF BENEFITS.

           The amounts of the benefits payable under this Agreement will be reviewed by the committee appointed by the Company (the "Committee") once during every third calendar year. If the Committee determines that the benefits provided for hereunder are, for any reason, insufficient, it may increase the amounts of such benefits.

        7. FORFEITURE FOR COMPETITION.

           Anything to the contrary herein notwithstanding, the Employee shall not, without the written consent of the Company, act as an employee, director or partner in any business in competition with the Company or any of its subsidiaries within a period of 180 months after his termination of service with the Company. If the Employee acts in violation of the terms of this paragraph, the Company may, in the sole discretion of its Board of Directors, treat the Employee as having forfeited any benefits otherwise due under this Agreement, and no amounts shall at any time thereafter be payable to the Employee or any other person under this Agreement.

        8. ARBITRATION OF DISPUTES.

           Any dispute between the Company and the Employee or any beneficiary as the proper interpretation or application of any provision of this Agreement will be referred for decision to three arbitrators: one will be selected by the Company, one will be selected by the Employee (or the beneficiary or beneficiaries with whom the dispute exists), and the third will be selected by the other two aribitrators so selected. A decision of the majority of the arbitrators will be final and binding upon all parties.

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                                     -4-


        9. EFFECT ON EMPLOYMENT RELATIONSHIP.

        Except for the right to recieve payment of the benefits provided for herein (subject to the terms hereof) neither this Agreement nor any modification hereof will be construed as giving to the Employee or any person any legal or equitable rights against the Company or any subsidiary of the Company, or against any officer or director of the Company or of any subsidiary of the Company. The Agreement does not give the Employee any right to be retained as an employee of the Company or any subsidiary thereof, and the Employee will be subject to discharge to the same extent as if the Agreement had never been executed.

        10. EFFECT ON OTHER COMPENSATION.

            The benefits provided hereunder are in addition to the Employee's regular compensation and do not affect the Employee's right to participate in any other deferred compensation arrangement or retirement plan which is now in effect or which may be adopted by the Company in the future.

        11. RIGHTS OF EMPLOYEE AND OTHER PERSONS.

            Any rights accruing to the Employee or any other person under this Agreement are solely those of an unsecured general creditor of the Company. Nothing contained in the Agreement and no action taken pursuant to its provisions will create or be construed to create a trust, pledge or fiduciary relationship between the Company, the Board of Directors of the Company or the Committee and the Employee or any other person. Nothing herein will be construed to require that any fund be maintained or any amount be segregated for the Employee's benefit.

            The rights hereunder of the Employee or any other person will not be alienable by such Employee or other person by assignment or by any other method and will not be subject to being taken by creditors in any process.

            The terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and the Employee and his beneficiaries, administrators and executors.

        12. SEVERABILITY.

            If any provision of this Agreement is held invalid or unenforceable, the other provisions will not be affected, and the Agreement will be construed and enforced as if the invalid or unenforceable provision had not been included.

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                                     -5-


        13. GOVERNING LAW.

            This Agreement will be construed, administered and enforced according to the laws of the State of Rhode Island.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the day and year first above written.


                                        NORTEK, INC.

                                        By:_________________________________

                                                  Richard J. Harris
                                           _________________________________
                                                       EMPLOYEE

                          DESIGNATION OF BENEFICIARY
                          --------------------------

        I hereby designate the following to receive any and all amounts which may become payable after my death under The Nortek, Inc. Deferred Compensation

Program Agreement dated March 7, 1983, to which this designation is attached and supersedes any prior designations.

        Primary Beneficiary             Relationship            Allocation
        -------------------             -------------           ----------
        Carole M. Harris                   Spouse                  100%

        Secondary Beneficiary
        ---------------------
        Mark R. Harris                     Son                     50%
        Pamela J. Harris                   Daughter                50%



Date: March 14, 1983                          Richard J. Harris
                                        -------------------------------
                                                  EMPLOYEE